EXHIBIT 99.1

LITHIA MOTORS INC. ANNOUNCES DIVIDEND OF $0.14 PER SHARE FOR THE FOURTH QUARTER OF 2006

MEDFORD, OREGON, January 2, 2007 (11:00 a.m. Pacific) – Lithia Motors, Inc. (NYSE: LAD) today announced that the Board of Directors has approved a dividend of $0.14 per share for the fourth quarter of 2006. Shareholders of record as of January 16, 2007 will receive the dividend that will be payable January 30, 2007.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 25 brands of new vehicles at 104 stores which are located in 45 markets within 15 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations